Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 (No. 333-88663) to the Registration Statement on Form S-4 of Gentiva Health Services, Inc. of our report dated March 15, 2000 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP
----------------------------------
PricewaterhouseCoopers LLP

New York, New York
March 31, 2000